Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 [File No. 333-190871, 333-195471, and 333-200170] of our report dated March 27, 2019 with respect to the audited consolidated financial statements of AudioEye, Inc. appearing in this Annual Report on Form 10-K of AudioEye, Inc. for the year ended December 31, 2018.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 27, 2019